EXHIBIT 5.1

                                                                  March 3, 1995



New Jersey Resources Corporation
1415 Wyckoff Road
Wall, New Jersey 07719

             Re: Registration Statement on Form S-3, Covering 1,530,731
                 Shares of Common Stock, $2.50 Par Value, to be issued under the Automatic Dividend Reinvestment Plan

Ladies and Gentlemen:

     We are acting as counsel to New Jersey Resources Corporation (the "Company") in connection with the Company's Automatic Dividend Reinvestment Plan (the "Plan"). This opinion is being furnished to the Company in connection with the filing of the above-referenced Registration Statement on Form S-3 (the "Registration Statement") of the Company pursuant to the Securities Act of 1933, as amended, for the purpose of registering 1,530,731 shares of the Company's common stock, $2.50 par value (the "Additional Common Stock"), pursuant to the Plan.

     In connection with this opinion, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of Company representatives.

     Based upon the foregoing examination, we are of the opinion that the Additional Common Stock, when issued pursuant to the Plan and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, provided that:

     (1) the Registration Statement has become and remains effective for the purpose of the sale of the Additional Common Stock; and

     (2) shares of the Additional Common Stock are duly credited to Plan participants by the Administrator for the participants (and, with respect to certificated shares of Common Stock of the Company, the certificates representing such shares shall have been duly executed, countersigned, registered and delivered) and, in each case, the consideration therefor shall have been received by the Company.

     We are, in this opinion, opining only on the laws of the State of New York and of the State of New Jersey, and the federal law of the United States.

     We consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus filed as part of the Registration Statement and in any amendments or supplements thereto.


                                      Very truly yours,


                                      LeBoeuf, Lamb, Greene & MacRae L.L.P.